Exhibit 10.6

FIFTH AMENDMENT OF LEASE

THIS FIFTH AMENDMENT OF LEASE (hereinafter called “Amendment”) is made this July 15, 2011 between Watsonville Freeholders, a California limited partnership (hereinafter called “Landlord”) and West Marine Products, Inc, a California corporation (hereinafter called “Tenant”).

RECITALS

A.           By Lease Agreement dated June 26, 1997, as amended by (a) Landlord Subordination dated February 6, 2003, (b) First Amendment of Lease dated July 27, 2005, (c) Second Amendment of Lease dated December 21, 2005; (d) Third Amendment of Lease dated November 30, 2006; and (e) Fourth Amendment of Lease dated July 29, 2009.

B.           Per the Fourth Amendment of Lease, the Demised Premises consists of approximately eighty-nine thousand two hundred eleven (89,211) square feet and the Additional Premises consists of approximately eleven thousand six hundred (11,600) square feet and both combined comprise the “New Premises” totaling approximately one-hundred thousand, eight hundred eleven (100,811) square feet located at 500 Westridge Drive, Watsonville, CA 95076. The Demised Premises, the Additional Premises and the New Premises are more particularly described in the Lease and the amendments thereto.

C.           Landlord and Tenant now desire to amend the Lease in certain respects.

AGREEMENT

For and in consideration of the recitals above made and the promises and agreements that follow, and other good and valuable consideration, the parties agree as follows:

1.           Space Reduction. Landlord and Tenant do hereby agree to a space reduction of the Additional Premises by two thousand five hundred fifty-eight (2,558) square feet as shown on Exhibit “A” attached hereto and made a part hereof. Effective as of the date of completion of Landlord’s Work as set forth hereinbelow, the resulting Additional Premises shall be nine thousand forty-two (9,042) square feet.

2.           Rent for the Reduced Additional Premises During the Current Term. Landlord and Tenant do hereby agree that the base rent (“Rent”) for the reduced Additional Premises for the balance of the current Term commencing upon the completion of Landlord’s Work and continuing through October 31, 2011 (“Remaining Term”) shall be reduced and fixed as follows: six thousand one hundred forty-eight and 56/100 Dollars ($6,148.56)($73,782.72 annually). The Rent for the reduced Additional Premises is calculated on a gross basis, inclusive of common area maintenance, insurance and real estate tax expenses.

3.           Renewal of Lease Term for the Additional Premises. Landlord and Tenant do hereby agree to renew the Term of the Lease following the expiration of the remaining Term solely for the Additional Premises for a period of five (5) years, commencing November 1, 2011 and continuing through October 31, 2016 (the “Renewal Term”).

4.           Rent for the Reduced Additional Premises During the Renewal Term of the Lease. Landlord and Tenant do hereby agree that the Rent for the reduced Additional Premises during the Renewal Term shall be fixed at the following rate: six thousand one hundred forty-eight and 56/100 Dollars ($6,148.56)($73,782.72 annually).

5.           Landlord’s Work. (A) Upon the full execution of this Amendment but no later than August 5, 2011, Landlord shall proceed with diligence, at Landlord’s sole cost and expense, in erecting a new demising wall to code reducing the Additional Premises and separating all utilities (“Landlord’s Work”). All Landlord’s Work shall be coordinated with Tenant’s facilities manager to ensure that the Additional Premises are at all times secure.

(B) Landlord and Tenant do hereby agree that the Rent for November 2011 shall be abated by $5,000.00 to offset the cost of the required warehouse racking and Tenant shall purchase said warehouse racking.

6.            Tenant Work. Upon fifteen (15) business days written notice by Landlord to Tenant, Tenant shall remove its property from the space to be reduced in the Additional Premises. Landlord and Tenant agree that Tenant shall surrender the space to be reduced in broom clean condition and free of all personal property.

7.            Prohibited Uses of the Two Thousand Five Hundred Fifty-eight Square Feet. Upon completion of Landlord’s Work, Landlord and Tenant do hereby agree that the Two Thousand Five Hundred Fifty-eight Square Feet that comprised a portion of the Additional Premises shall not be used for purposes that would cause fumes, noxious odors, vibrations, or excessive noise to emanate from said space. Tenant acknowledges that Sierra Therm’s proposed use of the space shall be allowed provided Sierra Therm and/or Landlord use reasonable efforts to ensure that Sierra Therm’s use will not create a nuisance for Tenant.

8.            Defined Terms.  All defined terms used herein and not otherwise defined in this Amendment shall have the same meaning(s) attributed to them by the Lease.

9.            Affirmation.  Except as modified by this Amendment, the Lease remains unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment.

LANDLORD:                                                                                          TENANT:

Watsonville Freeholders, a                                                                  West Marine Products, Inc., a
California limited partnership                                                            California corporation

By:/s/ Randy Repass                                                                              By: /s/ Thomas R. Moran

Printed Name:  Randy Repass                                                               Printed Name: Thomas R. Moran

Title:  General Partner                                                                             Title: CFO

EXHIBIT “A”

Space Plan

[Schematic showing floor plan]